MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

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INTERNET:	(732) 577-9996	EMAIL:
www.mreic.reit	FAX: (732) 577-9981	mreic@mreic.com

FOR IMMEDIATE RELEASE	September 18, 2019
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE MOVES HEADQUARTERS

TO LANDMARK NEW JERSEY BELL WORKS BUILDING

Holmdel, New Jersey…. September 18, 2019……..Monmouth Real Estate Investment Corporation (NYSE:MNR) announced today that it has moved its headquarters to the renowned Bell Works complex located at 101 Crawfords Corner Road, Holmdel, NJ, 07733. The facility was previously home to the historic Bell Labs, the research and development arm of AT&T. It was the birthplace of many of the most monumental technological advancements and saw eleven Nobel Prize winners recognized for their innovative work while there. Monmouth Real Estate was previously based in Freehold, NJ.

Michael P. Landy, President and CEO, shared that “This move marks a milestone event for Monmouth as we begin our 52nd year as a public REIT. Our growth has been strong with gross assets more than tripling over the past eight years, while maintaining our high standards. Bell Works represents the perfect environment for our team to continue to take Monmouth to the next level and beyond.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 114 properties, containing a total of approximately 22.3 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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